UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2007

Jabil Circuit, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14063	38-1886260
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (727) 577-9749

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 17, 2007, Jabil Circuit, Inc. (“Jabil”) filed a Current Report on Form 8-K announcing that on January 12, 2007, its indirect wholly-owned Taiwanese subsidiary, Jabil Circuit (Taiwan) Limited (“Merger Sub”), through a previously-announced tender offer, acquired approximately 260.9 million shares of Taiwan Green Point Enterprises Co., Ltd. (“Green Point”) (which represented approximately 97.6% of Green Point’s outstanding shares) at a price of NT$109 per share (or approximately US$870.7 million based on then-current exchange rates). Subsequent to the completion of the tender offer and prior to the completion of the acquisition, Merger Sub acquired approximately 2.1 million Green Point shares in block trades for a price of NT$109 per share (or approximately US$7.0 million based on then-current exchange rates).

The purpose of this Amendment to a Current Report on Form 8-K/A is to announce that on April 24, 2007, Merger Sub completed the acquisition of the approximately 4.1 million remaining outstanding Green Point shares pursuant to the merger agreement entered into on November 22, 2006 (the “Merger”). In completing the Merger, Merger Sub paid a price of NT$109 per share (or approximately US$13.3 million based on then-current exchange rates) to the remaining Green Point shareholders. Merger Sub is now the sole surviving entity of the Merger.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JABIL CIRCUIT, INC.
(Registrant)

April 30, 2007	By:	/s/ Forbes I.J. Alexander
Forbes I.J. Alexander,
Chief Financial Officer